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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-62855

Prospectus Supplement to Prospectus dated October 29, 1998

AvalonBay Communities, Inc.

482,313 Shares of Common Stock

        This Prospectus Supplement supplements the information we provided in our October 29, 1998 Prospectus relating to 482,313 shares of our Common Stock that we have issued or may issue in the future when we redeem limited partnership ownership interests in Avalon DownREIT V, L.P. This Prospectus Supplement is not complete without the Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the Prospectus.

        In this Prospectus Supplement, we use some capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of March 31, 2004.

        As a result of the exchange of Units and the subsequent transfer of Shares by certain Selling Stockholders identified in the prospectus dated October 29, 1998, we are providing this Prospectus Supplement to update the table under the caption "Selling Stockholders." The information for (i) Stanford Baratz on the second line referenced in the table contained in such prospectus, (ii) Amy Beth Baratz Irrevocable Intervivos Trust dated May 17, 1990, Sidney Kaplan or Steve Schachtman, Trustees on the third line, (iii) Leonard W. Wood on the twenty-ninth line, (iv) Leonard W. Wood Family Limited Partnership Grantor Trust on the thirtieth line, and (v) Leonard W. Wood Family Limited Partnership on the thirty-first line, is deleted and replaced with the following information:

		Units Owned as of March 31, 2004 that may be Redeemed for Shares of Common Stock(2)	Number of Shares of Common Stock Owned After Offering(1)
	Shares of Common Stock Owned as of March 31, 2004
Name
			Number	Percent(3)
Minneapolis Jewish Federation	5,817	0	0	*
Community Foundation for Greater Atlanta	29,943	0	0	*

*
Less than one percent.

1.
Assumes that all Shares issued or issuable upon redemption of Units are sold by the Selling Stockholders.

2.
All Units listed in this column can be redeemed on a one-for-one basis for shares of AvalonBay Common Stock under certain conditions. If that happens, the Selling Stockholders may offer all of these Shares by the accompanying Prospectus.

3.
We calculated the percentage of ownership based on 71,467,072 shares of Common Stock that were outstanding on March 31, 2004.

The date of this Prospectus Supplement is April 30, 2004.

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Prospectus Supplement to Prospectus dated October 29, 1998 AvalonBay Communities, Inc. 482,313 Shares of Common Stock